Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made as of the 15th day of June, 2020, by and among Eastern Bank Corporation, a Massachusetts-chartered mutual holding company (the “MHC”), and its subsidiaries, Eastern Bankshares, Inc., a Massachusetts corporation (“Eastern Bankshares”), and Eastern Bank, a Massachusetts-chartered bank (the “Bank”), and Robert F. Rivers (the “Executive”) residing in Massachusetts. MHC, Eastern Bankshares and the Bank are sometimes referred to collectively in this Agreement as “Eastern”. Eastern and the Executive are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties”.

1.    Plan of Stock Issuance. Eastern and the Executive expect that after the date of this Agreement, Eastern will file a Plan of Conversion (the “Plan”) with the Division of Banks of the Commonwealth of Massachusetts pursuant to 209 CMR 33.00 (the “Regulations”) on or about June 18, 2020 (the “Filing”). Pursuant to the Plan, and subject to the terms and conditions therein, Eastern will reorganize into a publicly traded bank holding company and conduct a public offering of its common stock to eligible depositors of the Bank and others (the “Stock Offering”). Upon the completion of the Stock Offering, the Bank will be a wholly-owned subsidiary of Eastern Bankshares and MHC will cease to exist. Immediately prior to the completion of the Stock Offering, MHC will transfer to Eastern Bankshares all the capital stock of the Bank, resulting in the Bank being a wholly-owned subsidiary of Eastern Bankshares and an indirect, majority owned subsidiary of MHC. The Stock Offering and the related reorganization in which the Bank becomes a wholly-owned subsidiary of Eastern Bankshares are sometimes referred to collectively in this Agreement as the “Reorganization.”

2.    Purpose. Eastern considers it essential to the best interests of its shareholders to promote and preserve the continuous employment of key management personnel. The boards of directors of the Bank and Eastern Bankshares, and the board of trustees of MHC (collectively, the “boards”) recognize that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 3 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of Eastern and the shareholders of Eastern Bankshares after the Reorganization. Therefore, the boards have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Eastern’s key management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed to alter any at-will employment relationship or to create an express or implied contract of employment for a particular term. Except as otherwise agreed in writing between the Executive and Eastern, the Executive shall not have any right to be retained in the employ of Eastern for any particular term.

3.    Change in Control; Potential Change in Control. As used in this Agreement:

(a)    the term “Parent Company” means the MHC (prior to the Reorganization) or Eastern Bankshares (upon the completion of the Reorganization) or any other entity that is the ultimate holding company of the Bank, controlling, directly or indirectly through one or more intermediaries, a majority of the Voting Securities (as defined below) issued by the Bank.

(b)    the term “Combination Counterparty” means Parent Company, or if there is no Parent Company, the term “Combination Counterparty” means the Bank.

(c)    the term “Change in Control” means the consummation by Eastern, in a single transaction or series of related transactions, of any of the following events:

(i)    the merger, consolidation or other business combination or similar reorganization of Parent Company or the Bank, whether in one or a series of related steps (the “Combination”), if, immediately following the effectiveness of the Combination, either (A) less than two-thirds of the board of trustees or directors or other governing body (the “Surviving Board”) of the entity paying the transaction consideration in such Combination, whether cash and/or securities, is composed of individuals who, immediately prior to effectiveness of the Combination, were serving on the board of trustees or directors or other governing body of the Combination Counterparty, or (B) less than sixty percent (60%) of the combined voting power of the securities having the right to vote in an election of the Surviving Board is beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, by persons who, immediately prior to effectiveness of such Combination, were shareholders of the Combination Counterparty; or

(ii)    a person or persons acting in concert, other than Parent Company, has or have become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the securities having the right to vote in an election of the board of directors of Parent Company or the Bank (“Voting Securities”); provided, however, that this clause (b) shall not apply to beneficial ownership of Eastern Bankshares’s or the Bank’s Voting Securities held by an entity of which Parent Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding Voting Securities; or

(iii)    during any period of two consecutive years, individuals who constitute the board of trustees or directors of Parent Company (or, if Parent Company ceases to be the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of a majority of the Voting Securities of the Bank, the Bank) at the beginning of such two-year period cease for any reason to constitute at least a majority of the board of trustees or directors of Parent Company or the Bank, as applicable; provided, however, that for purposes of this sentence, an individual shall be deemed to have been a trustee or director at the beginning of such period if such individual was elected, or nominated for election, by the board of trustees or directors of Parent Company or the Bank, as applicable, by a vote of at least two-thirds of the trustees or directors who were trustees or directors at the beginning of the two-year period or were so elected or nominated by such trustees or directors; or

(iv)    the sale of all or substantially all of the assets of Parent Company or the Bank to any person, group or entity; or

(v)    any other transaction that the board of trustees or directors or other governing body of Parent Company or, if there is no Parent Company, the Bank determines, whether before or after a Proposed Change in Control, constitutes a Change in Control for purposes of this Agreement.

For avoidance of doubt, the Reorganization will not constitute a Change in Control.

(d)    the term “Potential Change in Control” means the occurrence of any of the following events:

(i)    Parent Company or the Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(ii)    the board of trustees or directors or other governing body of Parent Company or, if there is no Parent Company, the Bank adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

4.    Terminating Event; Cause; Good Reason; Disability. As used in this Agreement:

(a)    the term “Terminating Event” means the occurrence, (x) if a Potential Change in Control has occurred and is continuing, or (y) within eighteen (18) months after a Change in Control, of (i) termination of the Executive’s employment by Eastern for any reason other than death, Disability (as defined in this Section), or Cause (as defined in this Section), or (ii) resignation of the Executive from the employ of Eastern for Good Reason (as defined in this Section);

(b)    the term “Cause” means any one or more of the following:

(i)    a material act of willful misconduct by the Executive in connection with the performance of his/her duties, including, without limitation, misappropriation of funds or property of Eastern; or

(ii)    the conviction of the Executive for, or plea of nolo contendere by the Executive to, any felony or a misdemeanor involving deceit, dishonesty, or fraud; or

(iii)    the commission by the Executive of any misconduct, whether or not related to Eastern or any of its affiliates, that has caused, or would reasonably be expected to cause, material detriment or damage to Eastern’s or any of its affiliates’ reputation, business operation or relation with its employees, customers, vendors, suppliers or regulators; or

(iv)    continued, willful and deliberate non-performance by the Executive of his duties (other than by reason of the Executive’s physical or mental illness, incapacity or disability) that has continued for more than thirty (30) days following written notice providing the details of such non-performance from the Chairman or the Chief Executive Officer of Parent Company or the Bank, as the case may be; or

(v)    willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Eastern to cooperate, or the deliberate destruction of or deliberate failure to preserve documents or other materials that the Executive should reasonably know to be relevant to such investigation, after being instructed by Eastern to preserve such documents, or the willful inducement of others to fail to cooperate or to fail to produce documents or other materials; or

(vi)    removal or prohibition of the Executive from participating in the conduct of Eastern’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over Eastern;

(c)    the term “Good Reason” means that an Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:

(i)    a material diminution, not consented to by the Executive, in the Executive’s responsibilities, authorities or duties, from the responsibilities, authorities or duties exercised by the Executive as of immediately prior to a Potential Change in Control; or

(ii)    any material reduction in the Executive’s annual compensation or benefits, as in effect immediately prior to a Potential Change in Control or as the same may be increased from time to time thereafter, except for across-the-board reductions similarly affecting all or substantially all of Eastern’s executive officers; or

(iii)    the relocation of the Eastern offices at which the Executive is principally employed as of the date hereof (the “Current Offices”) to any other location more than 25 miles from the Current Offices, or the requirement by Eastern for the Executive to be based at a location more than 25 miles from the Current Offices, except for required travel on Eastern’s business to an extent substantially consistent with the Executive’s business travel obligations during the twelve (12)-month period immediately preceding the Change in Control; or

(iv)    any material breach of this Agreement by Eastern, including without limitation the failure of Parent Company or the Bank to obtain a satisfactory agreement from any successor to fully assume such entity’s obligations and to perform under this Agreement, as contemplated in Section 16(c) hereof, in a form reasonably acceptable to the Executive;

(d)    the term “Good Reason Process” means that (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Executive notifies Eastern in writing of the occurrence of the Good Reason condition within sixty

(60) days of the Executive having a reasonable basis to conclude that a Good Reason condition has occurred; (iii) the Executive cooperates in good faith with Eastern’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period, provided, however, that if Eastern cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred; and

(e)    the term “Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that renders the Executive unable to engage in any substantial gainful activity.

5.    Change in Control Payment. If a Terminating Event occurs, subject to the Executive signing a separation agreement, in substantially the form attached as Exhibit A (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of the Termination, then the following shall occur:

(a)    Eastern shall pay to the Executive an amount equal to the sum of three (3) times (i) the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if greater), plus (ii) the greater of (x) the Executive’s targeted annual bonus for the year in which the Termination Event occurs and (y) the average of the Executive’s bonuses for the three (3) years immediately preceding the year in which the Termination Event occurs, payable in one lump-sum payment, less applicable tax withholdings, within sixty (60) days following the Date of Termination (as hereinafter defined); and

(b)    if the Executive was participating in Eastern’s group health and dental plans immediately prior to the Executive’s termination and elects COBRA health continuation, then Eastern shall pay to the Executive a monthly cash payment for eighteen (18) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that Eastern would have made to provide health and dental insurance to the Executive if the Executive had remained employed by Eastern. Eastern shall use commercially reasonable efforts to provide for such payments in a manner that allows the Executive to exclude such payments from income, unless the Executive’s COBRA health continuation period ends prior to the end of the eighteen-month payment period or Eastern reasonably determines such payment to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

Notwithstanding the foregoing, if a court of competent jurisdiction or an arbitrator determines that during his employment or within twenty-four (24) months thereafter, the Executive willfully and materially failed to substantially comply with any restrictive covenant contained in the Separation Agreement and Release or willfully and materially failed to substantially comply with any material obligation under this Agreement, the Executive shall be obligated promptly to refund the net amount of any payments or benefits paid or provided under the terms of this Agreement after payment of all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the payments, such net amount to be determined by taking into account any federal, state, or local income, excise, or employment tax benefits or relief available to the Executive as a result of such repayment. Eastern may take appropriate legal action to seek to recover any such payments and benefits from the Executive or his estate.

6.    Additional Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment, or distribution by Eastern to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from the consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)    For purposes of this Section 6, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by a nationally recognized accounting firm selected by Eastern (the “Accounting Firm”), which shall provide detailed supporting calculations both to Eastern and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by Eastern or the Executive. Any determination by the Accounting Firm shall be binding upon Eastern and the Executive.

7.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, Eastern determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Executive’s separation from service, and (ii) the Executive’s death.

(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Eastern or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)    Eastern makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute non-qualified deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.    Term. This Agreement shall take effect on the date first set forth above and shall terminate (a) if Eastern notifies the Executive in writing that MHC’s board of trustees has decided not to proceed with the Filing, or (b) if Eastern has previously made the Filing, the earliest of (i) Eastern’s written notification to the Executive within ten days after MHC’s board of trustees terminates the Plan in accordance with the Regulations prior to the completion of the Stock Offering; (ii) the termination of the Executive’s employment prior to a Change in Control for any reason other than the occurrence of a Terminating Event, (iii) the termination of the Executive’s employment after a Change in Control for any reason other than the occurrence of a Terminating Event, and (iv) the date which is eighteen (18) months after a Change in Control if the Executive is then still employed by Eastern. For purposes of this Section, notification via email shall constitute written notification.

9.    Withholding. All payments made by Eastern to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by Eastern under applicable law.

10.    Notice and Date of Termination.

(a)    Notice of Termination. During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of the Executive’s Disability or by Eastern with Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive without Good Reason or by Eastern without Cause, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to Eastern, Eastern may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by Eastern for purposes of this Agreement.

11.    No Mitigation. Eastern agrees that, if the Executive’s employment by Eastern is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Eastern pursuant to Section 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Eastern, or otherwise.

12.    Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claim of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Eastern shall be fully responsible for paying all filing costs, fees and expenses of the AAA and the arbitrator(s). In the event that any person or entity other than the Executive or Eastern may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 12 shall be specifically enforceable. Notwithstanding the foregoing, this Section 12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 12.

13.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 12 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.    Entire Agreement. Except for the agreements and plans referenced in Section 21 below, which shall continue in full force and effect, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.

15.    Cooperation Covenant. Both during and after the Executive’s employment, the Executive shall cooperate fully with Eastern and with any legal counsel, expert or consultant Eastern may retain to assist in connection with any judicial proceedings, arbitration, administrative proceeding, governmental investigation, examination, inquiry or internal audit in which Eastern or any of its affiliates, may be or become involved, including full disclosure of all relevant information and truthfully testifying on Eastern’s behalf (or, at the request of Eastern, on behalf of any such affiliate of Eastern) in connection with any such proceeding or investigation. Eastern shall pay all of the Executive’s travel and other reasonable expenses associated with such cooperation, and, in the event the Executive is then no longer employed with Eastern, shall use all commercially reasonable efforts to schedule such cooperation such that it does not conflict with the Executive’s professional or personal commitments. In addition, in the event Executive is no longer employed by Eastern and did not receive payment under this Agreement, Eastern shall pay Executive a reasonable hourly rate for any such cooperation.

16.    Assignment; Successors and Assigns.

(a)    The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Eastern.

(b)    This Agreement shall inure to the benefit of and be binding upon Eastern and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death prior to the completion by Eastern of all payments due to the Executive under this Agreement, Eastern shall continue such payments to the Executive’s beneficiary designated in writing to Eastern prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

(c)    Each of Parent Company, Eastern Bankshares, and the Bank shall require its successors (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Eastern would be required to perform it if no such succession had taken place. Failure by one or more of Parent Company, Eastern Bankshares, and the Bank to obtain such assumption and agreement immediately prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 4(c)(v) hereof shall apply. As used in this Agreement, the respective terms “Parent Company”, “MHC”, “Eastern Bankshares” and “the Bank” shall mean any successor to their respective businesses and/or assets that assumes, by operation of law or otherwise, their respective obligations under this Agreement.

17.    Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The agreement of the Executive contained in Section 15 hereof is of a special, unique and extraordinary character, and the obligations of the Executive set forth therein shall therefore be enforceable both at law and in equity, by injunction or otherwise. The rights and remedies of the parties hereunder shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

18.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.    Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with Eastern, or to Eastern at its main office, attention of Chief Executive Officer of the Bank.

20.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of Eastern.

21.    Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of Eastern’s benefit plans, programs, or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under Eastern’ benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Executive shall have no rights to any severance benefits under any severance pay plan of Parent Company, Eastern Bankshares, or the Bank. If the Executive is party to an agreement with Eastern providing for change in control payments or severance benefits, the Executive may receive payment under this Agreement or such other agreement, but not both. The Executive shall elect the agreement under which the Executive desires to receive severance payments and benefits in the event of a Change in Control.

22.    Governing Law; Regulatory Restrictions. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard for the conflicts of law principles thereof, and by and subject to any federal law to which Parent Company, Eastern Bankshares, or the Bank is subject as an FDIC-insured depository institution or a depository institution holding company. In addition to the foregoing:

(a)    In no event shall Eastern be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)    In no event shall Eastern be obligated to make any payment pursuant to this Agreement if:

(i)    Parent Company or the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1818(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii)    the FDIC enters into an agreement to provide assistance to or on behalf of Parent Company or the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

23.    Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by each Party and their respective attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

24.    Counterparts; Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendment or waiver hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

25.    Allocation of Obligations of Eastern. The obligations of Eastern under this Agreement are intended to be the joint and several obligations of the Bank, Eastern Bankshares, and Parent Company, which shall allocate these obligations with each other in a manner agreed upon by them.

26.    Acknowledgments of Executive. The Executive acknowledges that the Executive has carefully read this Agreement and understands and agrees to all its terms. The Executive further acknowledges that the Executive has voluntarily entered into this Agreement, that the Executive has not relied upon any representation or statement, written or oral, other than those set forth in this Agreement, and that the Executive has been advised that the Executive should consult with an attorney before signing this Agreement and has had an opportunity to consult with an attorney if the Executive wished to do so.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

EASTERN BANK CORPORATION

By:	/s/ James Fitzgerald

Name:	James Fitzgerald

Title:	CFO & Treasurer

EASTERN BANKSHARES, INC.

By:	/s/ James Fitzgerald

Name:	James Fitzgerald

Title:	CFO & Treasurer

EASTERN BANK

By:	/s/ James Fitzgerald

Name:	James Fitzgerald

Title:	Vice Chair, CAO & CFO

EXECUTIVE

By:	/s/ Robert F. Rivers
Name: Robert F. Rivers

[Change in Control Agreement Signature Page]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of ___________ __, _____by and among Eastern Bank Corporation, a Massachusetts-chartered mutual holding company (the “MHC”), and its subsidiaries, Eastern Bankshares, Inc., a Massachusetts corporation (“Eastern Bankshares”), and Eastern Bank, a Massachusetts-chartered bank (the “Bank”), and Robert F. Rivers (the “Executive”). MHC, Eastern Bankshares, and the Bank are sometimes referred to collectively in this Agreement as “Eastern”. Eastern and the Executive are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties”. Any capitalized term used in this Agreement and not otherwise defined shall have the meaning set forth in the Change in Control Agreement (as defined below). For purposes of this Agreement, the term “Eastern” shall also include the Parent Company (as defined in the Change in Control Agreement) and each of its affiliates, subsidiaries, and each of their predecessors.

Recitals

WHEREAS, the Executive is as of the date hereof the Chair and Chief Executive Officer of Eastern;

WHEREAS, Executive and Eastern entered into a Change in Control Agreement, effective as of __________ __, 2020 (the “Change in Control Agreement”);

WHEREAS, in connection with [describe change in control transaction and agreement] [(the “Transaction Agreement”) (the “Transaction”),] the Executive’s employment with Eastern will terminate as of [______] (such date, the “Separation Date”); and

WHEREAS, the Executive and Eastern desire to enter into this Agreement to set forth the terms and conditions of the Executive’s employment termination.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.    Resignation; Return of Property.

1.1    Resignation. The Executive hereby resigns from Eastern (i) as an employee of Eastern, (ii) as the Chair and Chief Executive Officer of Eastern, and (iii) in any and all other positions that the Executive may hold with any parent, subsidiary, affiliate, or related party of Eastern, in each case, effective as of the Separation Date.

1.2    Return of Property. The Executive represents that the Executive has returned, or will within ten (10) business days of the Separation Date return, to Eastern, as applicable, all property belonging to Eastern, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

2.    Separation Terms. If: (i) the Executive timely enters into this Agreement and a Release in substantially the form attached hereto as Exhibit AA (the “Release”) and the Executive does not revoke the Release, then in consideration of the Executive entering into this Agreement and the Release (and not revoking it) and agreeing to fully abide by their terms, and in full satisfaction of any and all obligations of Eastern to the Executive, except for those provisions of the Change in Control Agreement and any other agreements or plans that shall survive after the Separation Date, as described in Section 4.2 hereof, Eastern shall provide to the Executive the compensation set forth in Section 5 of the Change in Control Agreement, in accordance with its terms.

3.    Restrictive Covenants.

3.1    Non-Competition.

3.1.1    For twenty-four (24) months after the Separation Date, the Executive shall not, directly or indirectly, become a director, trustee, officer, employee, principal, agent, consultant or independent contractor of a Competing Business (as defined below), subject to Section 3.1.3 hereof.

3.1.2    As used in this Agreement, the term “Competing Business” means any bank or other FDIC-insured depository institution, credit union, mortgage or finance company, or any other entity engaged in a business that offers one or more products or services that, as of the Separation Date, compete with one or more products or services then offered, or one or more proposed products or services then under active development, by Eastern (the “Competitive Products or Services”), provided that the Executive was actively involved at any time during the two years preceding the Transaction in the development, delivery, supervision or oversight of the Competitive Products or Services, including by providing senior administrative support or supervision (the “Designated Services”), if such entity’s executive headquarters or main office is located in any of the following counties (collectively, the “Designated Region”): the Massachusetts counties of Suffolk, Essex, Middlesex, Norfolk, Plymouth, Worcester, Bristol and Barnstable; the New Hampshire counties of Hillsborough, Merrimack, Rockingham and Stratford; and Providence County, Rhode Island.1 For avoidance of doubt, “Competing Business” shall not include any business that primarily engages in providing asset manager services or underwrites insurance products.

3.1.3    Nothing in this Agreement shall prohibit the Executive from (x) owning bonds, non-voting preferred stock or less than one percent (1%) of the outstanding common stock of any Competing Business (or the holding company thereof) if the common stock of such entity is publicly traded; (y) serving on the board of directors of or providing employment or consulting services to a business that is not a Competing Business; or (z) providing services to a

[1]

NTD. Eastern may expand the Designated Region in this Agreement to include any metropolitan statistical area (MSA) from which the Parent Company’s depository subsidiaries, on a consolidated basis, obtain more than 20% of their total deposits as of the end of the fiscal quarter immediately preceding the Separation Date.

business that is a Competing Business, whether as an employee or consultant, if (i) the Executive provides Designated Services from an office located outside of the Designated Region; (ii) the services provided by the Executive for the Competing Business do not relate primarily to the delivery of Competitive Products or Services in the Designated Region that would reasonably be expected to utilize the Executive’s knowledge of the market in the Designated Region, or of existing or prospective customers of Eastern, gained while the Executive provided Designated Services to Eastern; and (iii) the Executive is and remains in compliance with the provisions of Section 3.2 of this Agreement.

3.2    Non-Solicitation. For thirty-six (36) months after the Separation Date, the Executive shall not hire or attempt to hire any employee of Eastern, assist in such hiring by any other person or entity, encourage any such employee to terminate his relationship with Eastern, or call upon, solicit, divert, or attempt to solicit or divert from Eastern any of its customers of which Executive was aware, or should have been aware, during the term of Executive’s employment with Eastern.

3.3    Confidentiality. At all times after the Separation Agreement, the Executive may not disclose Confidential Information of Eastern, except for purposes consistent with the administration and performance of the Executive’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to Eastern, to the extent legally permissible, as soon as reasonably practicable prior to any such disclosure and the Executive shall reasonably cooperate with Eastern to protect the confidentiality thereof pursuant to applicable law or regulation. For purposes of this Agreement, “Confidential Information” includes all confidential and proprietary information of Eastern, including without limitation, financial information, business plans, prospects, customer lists, and opportunities (such as lending relationships, financial product developments, or possible acquisition or dispositions of businesses or facilities) which have been discussed or considered by the management of Eastern or any of its affiliates, but does not include any information which has become part of the public domain by means other than Executive’s nonobservance of Executive’s obligations under this Agreement.

3.4    Reasonableness of Restrictions. Executive acknowledges and agrees that (i) the Executive’s services to Eastern are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of this Agreement and are reasonable given Executive’s access to Eastern’s Confidential Information and the substantial knowledge and goodwill the Executive has acquired with respect to the business of Eastern as a result of his employment with Eastern, and the unique and extraordinary services provided by the Executive to Eastern; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein and therein will not deprive the Executive of the ability to earn a reasonable living.

3.5    Judicial Modification. Should any part or provision of this Section 3 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of this Section 3 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

3.6    Enforcement. The Executive acknowledges and agrees that Eastern will suffer irreparable harm in the event that the Executive breaches any of the Executive’s obligations under this Section 3 and that monetary damages would be inadequate to compensate Eastern for such breach. Accordingly, the Executive agrees that, in the event of a breach by the Executive of any of the Executive’s obligations under this Section 3, Eastern will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

4.    General Provisions.

4.1    No Admission of Liability. No action taken by Eastern or the Executive hereto, either previously or in connection with this Agreement, shall be deemed or construed to be an acknowledgment or admission by any party of any fault or liability whatsoever to the other party or to any third party.

4.2    Integration. This Agreement, including all documents referenced herein, contains the complete, final, and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s service and the termination of that service, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties; provided, however, that (a) Sections 5, 6, 7, 9, 11, 12, 13, and 15-26 of the Change in Control Agreement shall survive in accordance with the terms thereof after the Separation Date and are hereby incorporated by reference; and provided further that [_______________]2 shall survive after the Separation Date.

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[2]	NTD. This section will be modified to reference any right that the Executive has under any other agreements or benefit plan that by its terms expressly survives the Separation.

IN WITNESS WHEREOF, Eastern and the Executive have executed this Agreement to be effective as of the date set forth above.

EASTERN BANK CORPORATION

By:

Name:

Title:

EASTERN BANKSHARES, INC.

By:

Name:

Title:

EASTERN BANK

By:

Name:

Title:

EXECUTIVE

By:

Name: Robert F. Rivers

[Signature Page to Separation Agreement and Release]

EXHIBIT AA

RELEASE

Pursuant to Section 2 of the Separation and Release Agreement (the “Agreement”) by and between Eastern Bank Corporation, a Massachusetts-chartered mutual holding company (the “MHC”), and its subsidiaries, Eastern Bankshares, Inc., a Massachusetts corporation (“Eastern Bankshares”), and Eastern Bank, a Massachusetts-chartered bank (the “Bank”), and Robert F. Rivers (the “Executive”) as a condition to receiving the payment referenced in Section 2 of the Agreement (the “Payment”), the Executive has agreed to execute this Release in accordance with the terms and conditions below. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

In consideration of the receipt of the Payment, the Executive, on behalf of the Executive’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever releases and discharges Eastern, all parent, subsidiary, related and affiliated companies, as well as its and their successors and predecessors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Release. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of the Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties. The foregoing list is intended to be illustrative rather than inclusive. The Executive waives the rights and claims to the extent set forth above, and the Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived claims or rights.

Nothing in this Release, however, shall be construed to prohibit the Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency. Notwithstanding the foregoing, the Executive waives his right to recover monetary or other damages as a result of any charge or lawsuit filed by the Executive or by anyone else on the Executive’s behalf, including a class or collective action, whether or not the Executive is named in such proceeding. Further, nothing in this Release is intended to waive the Executive’s entitlement to: (1) any payments or benefits described in Section 2 of the Agreement; (2) any payments, benefits or other rights provided for in the Change in Control Agreement, (3) any earned but unpaid compensation or benefits from Eastern or any of its affiliates; and (4) vested or accrued benefits under any tax-qualified or nonqualified employee benefit plan sponsored by Eastern or any of its affiliates, or shares or other equity awards (vested or unvested) under Eastern’s stock plans.3 Finally, this Release does not waive claims that the Executive could make, if available, for unemployment or workers’ compensation.

[3]	NTD. This Release will be modified to reference any right that the Executive has under any other agreements or benefit plan that by its terms expressly survives the Separation.

The Executive acknowledges and represents that, other than the consideration set forth in the Agreement and the payments and benefits provided for in the Change in Control Agreement, Eastern has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Executive through the Separation Date.4 In addition, the Executive acknowledges and agrees that except as set forth in the Agreement or the Change in Control Agreement, his participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

The Executive fully understands the meaning and intent of this Release, including but not limited to, its final and binding effect.

The Executive acknowledges that he has carefully read and reviewed this Release and has been advised to seek the advice of an attorney, or other counsel, and he has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Release.

The Executive understands and is satisfied with the terms and contents of this Release and knowingly and voluntarily has signed his name to the same as a free act and deed, and no promises or representations have been made to the Executive by any person to induce the Executive to sign this Release other than the express terms set forth herein, in the Agreement, and in the Change in Control Agreement. The Executive agrees that this Release shall be binding upon the Executive and his agents, attorneys, personal representatives, heirs, and assigns. The Executive acknowledges that the Executive has been given a period of at least 45 days from date of receipt within which to consider and sign this Release. To the extent the Executive has executed this Release less than 45 days after its delivery to the Executive, the Executive hereby acknowledges that the Executive’s decision to execute this Agreement prior to the expiration of such 45-day period was entirely voluntary.

The Executive acknowledges that he will be given seven (7) days from the date the Executive signs this Release to change his mind and revoke the Release. If the Executive does not revoke this Release within seven (7) days of the Executive’s signing, this Release will become final and binding on the day following such seven (7) day period.

The Executive acknowledges that the Release will not be effective, and no benefits shall be provided hereunder, until the seven (7) day revocation period described herein has expired.

[4]	NTD: This language to be revised to carve out any other final compensation owed to Executive that will not have been paid by the Separation Date.

Any notice to revoke this Release will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to Eastern at its principal business office, to the attention of the President and Chief Executive Officer.

By executing this Release, I acknowledge that I have had the opportunity to consult with an attorney of my choice; that I have carefully reviewed and considered this Release; that I understand the terms of the Release; and that I voluntarily agree to them.

Date	Robert F. Rivers